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                                   EXHIBIT 5.1

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                 [POWELL, GOLDSTEIN, FRAZER & MURPHY LETTERHEAD]


                                 April 25, 1996



Newnan Holdings, Inc.
19 Jefferson Street
Newnan, Georgia 30264

Ladies and Gentlemen:

     We are acting as special counsel to Newnan Holdings, Inc. (the "Company"), a Georgia corporation, in connection with the filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, and in such capacity we are familiar with certain corporate action taken by the Company in connection with a Plan of Reorganization (the "Plan"), dated December 14, 1995, among the Company, Interim Newnan FSB and Newnan Savings Bank, FSB ("Newnan"). We have also reviewed certain actions taken by Newnan in connection with the Agreement and Plan of Merger (the "Acquisition Agreement") by and among the Company, Newnan, Southside Financial Group, Inc., Citizens Bank & Trust of Fayette County ("Citizens") and Interim Citizens Corporation dated November 2, 1995. If the Plan and Acquisition Agreement are implemented, Newnan and Citizens will become wholly-owned subsidiaries of the Company.

     The Plan provides, subject to the exercise of dissenters' rights, that each one of Newnan's issued and outstanding shares of common stock, $1.00 par value, will be converted into one share of common stock, $1.00 par value, of the Company.

     The Acquisition Agreement provides that any Southside shareholder who owns or controls over 5,000 shares of stock may elect to receive up to but not more than fifty percent of his or her merger consideration in the form of shares of Company stock.

     We have examined the Plan, the Acquisition Agreement and such other documents as we have reasonably deemed necessary to furnish this opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to the original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material and relevant to our opinion, where such facts were not independently verified by us, we have relied, to the extent we deemed such reliance proper, upon certificates and representations of officers and representatives of the Company and appropriate federal, state and local officials.


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Newnan Holdings, Inc.
April 25, 1996
Page 2



     Based upon the foregoing and upon our examination of such documents and matters of law as we have deemed relevant, we are of the opinion that the shares of Company common stock to be issued pursuant to the Plan and the Acquisition Agreement are duly authorized and, when issued as contemplated in the Plan and the Acquisition Agreement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 and to the inclusion of this opinion as an exhibit thereto.

                                             Very truly yours,

                                        /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY

                                        POWELL, GOLDSTEIN, FRAZER & MURPHY